Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CONSOL ENERGY INC.

CONSOL Energy Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby adopts this Certificate of Amendment (this “Certificate of Amendment”), which amends its Amended and Restated Certificate of Incorporation, as heretofore amended (the “Certificate of Incorporation”), as described below, and does hereby further certify that:

FIRST: The Board of Directors of the Corporation has duly adopted a resolution proposing and declaring advisable the amendment to the Certificate of Incorporation described herein (the “Amendment”) and directing that the Amendment be submitted for consideration by the stockholders of the Corporation, and the holders of a majority of the outstanding Common Stock, par value of $0.01 per share, of the Corporation entitled to vote at the special meeting of the stockholders called and held upon notice in accordance with Section 222 of the DGCL for the purpose of voting on the Amendment have voted in favor of the Amendment.

SECOND: Article I of the Certificate of Incorporation is amended and restated to read in its entirety as follows:

(a) The name of the corporation is Core Natural Resources, Inc.

THIRD: Article IV, Section 4.1, paragraph (a) of the Certificate of Incorporation is amended and restated to read in its entirety as follows:

(a) The total number of shares of capital stock which the Corporation shall have authority to issue is 125,500,000, which shall be divided into two classes, consisting of 125,000,000 shares of Common Stock, par value of $0.01 per share (the “Common Stock”), and 500,000 shares of Preferred Stock, par value of $0.01 per share (the “Preferred Stock”).

FOURTH: That said amendments were duly adopted in accordance with the provisions of Section 242 of the DGCL. The foregoing amendments shall be effective upon filing with the Secretary of State of the State of Delaware.

FIFTH: All other provisions of the Amended and Restated Certificate of Incorporation shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by an authorized officer of the Corporation as of this 14th day of January, 2025.

CONSOL ENERGY INC.

By:	/s/ James A. Brock
Name: James A. Brock
Title: Chairman and Chief Executive Officer